News Release

For Immediate Release	CONTACT:
Charles Rowland
(610) 558-9800

ENDO LICENSES U.S. RIGHTS FOR VOLTAREN® GEL – THE FIRST FDA-APPROVED

TOPICAL TREATMENT FOR RELIEF OF OSTEOARTHRITIS PAIN

•	FDA-Approved Product is the First Prescription NSAID (nonsteroidal anti-inflammatory drug) that Patients Can Apply Directly to the Skin at the Site of Pain Associated with Osteoarthritis

•	Voltaren Gel offers highly effective pain relief with minimal drug absorption throughout the body

CHADDS FORD, Pa., March 4, 2008 – Endo Pharmaceuticals Inc., a wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) and a market leader in pain management, announced today that it has entered into a licensing agreement with Novartis to obtain the exclusive U.S. marketing rights for the prescription medicine Voltaren® Gel (diclofenac sodium topical gel) 1%.

Voltaren Gel received regulatory approval in October 2007 from the U.S. Food and Drug Administration, becoming the first topical prescription treatment for use in treating pain associated with osteoarthritis and the first new product approved in the U.S. for osteoarthritis since 2001. Voltaren Gel has been granted marketing exclusivity in the U.S. as a prescription medicine until at least October 2010.

Voltaren Gel, which is a nonsteroidal anti-inflammatory (NSAID) medication, is indicated for use in treating pain associated with osteoarthritis in joints amenable to topical treatment, such as the knees and those of the hands. Osteoarthritis is a chronic, painful condition characterized by the breakdown of cartilage in the joint, often leading to working limitations and reduced overall health.

Clinical trials have demonstrated Voltaren Gel to be highly effective in treating osteoarthritis pain in the hands and knees, which are the body’s most commonly affected joints. Voltaren Gel delivers effective pain relief with a favorable safety profile as its systemic absorption is on average 6% of the systemic exposure from a comparable dose of an oral form of diclofenac sodium.

“Voltaren Gel is an ideal strategic and commercial fit for Endo. It is an approved product that we plan to launch in the U.S. as soon as possible,” said Nancy J. Wysenski, Chief Operating Officer of Endo Pharmaceuticals. “We believe it will further enhance our leadership position in pain management by extending our reach into the mild-to-moderate segment of the osteoarthritis pain market while adding growth and diversification to our revenue base. In addition, Voltaren Gel will allow us to leverage our established expertise in marketing topical pain therapies. As a result, we expect market availability and momentum behind Voltaren Gel to build rapidly and provide broader access to patients in the U.S. suffering from pain associated with osteoarthritis.”

Voltaren Gel will compete in the emerging topical NSAID market, which is expected to grow given the aging U.S. population. Of the estimated 84 million NSAID and Cox-II prescriptions written annually in the U.S., about 40% are osteoarthritis-related. The dollar value of this market is approximately $3.3 billion, with roughly half of the value coming from NSAIDs and the remainder from COX-IIs. Endo estimates U.S. peak annual sales for Voltaren Gel in treating osteoarthritis pain in the range of $250-300 million.

Endo expects to commercialize Voltaren® Gel without delay, initially using one of its two specialty sales forces, consisting of 160 representatives, prior to executing a full physician launch in late May with an additional 275 contract sales representatives targeting primary care physicians who prescribe NSAIDs and Cox-IIs.

Under the terms of the five-year agreement with Novartis, Endo will make an upfront cash payment of $85 million. Novartis is also eligible to receive a one-time milestone payment of $25 million if annual sales exceed $300 million. Novartis will receive royalties on the net sales of Voltaren Gel in the U.S. and will supply this product to Endo.

As a result of today’s announcement, Endo is revising its guidance for 2008. Net sales are now projected to be between $1.245 billion and $1.280 billion, up from the previous projections of $1.225 billion to $1.250 billion. Adjusted diluted earnings per share (excluding estimated milestone payments to partners and the expensing of stock-based compensation charges) for 2008 are now expected to be between $2.03 and $2.07, down from the prior adjusted diluted EPS guidance of $2.18 to $2.22. The change in EPS guidance reflects the impact of the additional field force, expected launch costs and amortization of the upfront payment associated with Voltaren Gel. Expectations are that Voltaren Gel will begin to be accretive to earnings in 2009, according to Charles A. Rowland, Jr., Chief Financial Officer.

The efficacy and safety of Voltaren Gel were studied in more than 900 patients with knee or hand osteoarthritis. The U.S. approval was based on several studies, including the results of two randomized, double-blind, placebo-controlled efficacy studies and a 12-month safety study. Voltaren Gel was shown to significantly reduce pain in hand and knee osteoarthritis, with pain relief sustained through the end of treatment. After six weeks of treatment in an efficacy study of patients with osteoarthritis of the hand, results showed that pain levels were reduced by nearly half (46%). In a 12-week study in patients with osteoarthritis of the knee, Voltaren Gel demonstrated a 51% reduction in pain.

Approximately 21 million people in the U.S. have osteoarthritis, [1] and the aging population in the U.S. means 72 million more may be at risk for developing the condition by 2030. [2]

About Osteoarthritis

Osteoarthritis is a chronic condition characterized by the breakdown of cartilage in the joint. Cartilage cushions the ends of the bones in joints—such as knees, hands, elbows, wrists, ankles and feet—which allows for easy movement. When cartilage erodes, bones can rub together, resulting in pain and loss of free movement in the joint. [3] The most common symptoms include pain, joint soreness, stiffness and deterioration of overall coordination, posture and walking.

Osteoarthritis is the leading cause of disability in the U.S., and the overall patient population for osteoarthritis and chronic joint pain is comparable in size to that of hypertension. Arthritis and related conditions, such as osteoarthritis, cost the U.S. economy nearly $128 billion per year in medical care and indirect expenses, including lost wages and production. [4] Despite the high prevalence of osteoarthritis, there is no cure for this disease, which tends to progressively reduce mobility and the overall health state in the affected patients.

About Voltaren® Gel

Voltaren Gel provides 1% diclofenac sodium in a topical gel formulation. It is a non-steroidal anti-inflammatory (NSAID) medication indicated for the pain of osteoarthritis in joints amenable to topical treatment, such as the knees and those of the hands. Voltaren Gel delivers highly effective pain relief with a favorable safety profile. The amount of diclofenac sodium that is systemically absorbed from Voltaren Gel is on average 6% of the systemic exposure from a comparable dose of an oral form of diclofenac sodium.

Important Safety Information

The most common adverse reactions reported in Voltaren® Gel clinical trials were application site reactions in 7% of treated patients. With all NSAIDs there may be an increased risk of serious cardiovascular thrombotic events, myocardial infarction, and stroke, which can be fatal. NSAIDs cause an increased risk of serious gastrointestinal adverse events including bleeding, ulceration, and perforation of the stomach or intestines, which can be fatal. The use of Voltaren Gel is contraindicated in patients with a known hypersensitivity to diclofenac. Voltaren Gel should not be administered to patients who have experienced asthma, urticaria or other allergic-type reactions after taking aspirin or other NSAIDs. Severe, rarely fatal, anaphylactic-like reactions to NSAIDs have been reported in such patients. Voltaren Gel is contraindicated for the treatment of peri-operative pain in the setting of coronary artery bypass graft (CABG) surgery.

Voltaren Gel should not be used in combination with other oral NSAIDs or aspirin because of the potential for increased adverse effects. Similarly, combined use of Voltaren Gel with other topical products, such as sunscreens and cosmetics, on the same skin area has not been tested and should be avoided because of the potential to alter local tolerability and absorption.

About Endo

Endo Pharmaceuticals Holdings Inc. is a specialty pharmaceutical company with market leadership in pain management. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company is engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used primarily to treat and manage pain. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available at www.endo.com.

Forward-Looking Statements

This press release contains information that includes or is based on “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements, including estimates of future net sales, future expenses, future net income and future earnings per share, are subject to risks and uncertainties. Forward-looking statements include the information concerning the company’s possible or assumed results of operations. Also, statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may” or similar expressions are forward-looking statements. Endo has based these forward-looking statements on its current expectations and projections about the growth of its business, its financial performance and the development of its industry. Because these statements reflect Endo’s current views concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect Endo’s future financial results and could cause its actual results to differ materially from those expressed in forward-looking statements contained in this press release. Important factors that could cause its actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, but are not limited to: its ability to successfully develop, commercialize and market new products; timing and results of pre-clinical or clinical trials on new products; its ability to obtain regulatory approval of any of its pipeline products; competition for the business of its branded and generic products, and in connection with its acquisition of rights to intellectual property assets; market acceptance of its future products; government regulation of the pharmaceutical industry; its dependence on a small number of products; its dependence on outside manufacturers for the manufacture of its products; its dependence on third parties to supply raw materials and to provide services for certain core aspects of its business; new regulatory action or lawsuits relating to its use of narcotics in most of its core products; its exposure to product liability claims and product recalls and the possibility that the company may not be able to adequately insure itself; its ability to protect its proprietary technology; the successful efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory efforts to limit the use of generics and certain other products; its ability to successfully implement its acquisition and in-licensing strategy; regulatory or other limits on the availability of controlled substances that constitute the active ingredients of some of its products and products in development; the availability of third-party reimbursement for its products; the outcome of any pending or future litigation or claims by the government; its dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of its total net sales; significant litigation expenses to defend or assert patent infringement claims; any interruption or failure by its suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with Endo; a determination by a regulatory agency that Endo is engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of its products; existing suppliers become unavailable or lose their regulatory status as an approved source, causing an inability to obtain required components, raw materials or products on a timely basis or at commercially reasonable prices; the loss of branded product exclusivity periods and related intellectual property; and its exposure to securities that are subject to market risk.

The company does not undertake any obligation to update its forward-looking statements after the date of this Report for any reason, even if new information becomes available or other events occur in the future. You are advised, however, to consult any further disclosures we make on related subjects in our 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (or SEC). Also note that Endo provides the preceding cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to its business. These are factors that, individually or in the aggregate, the company believes could cause its actual results to differ materially from expected and historical results. Endo notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the preceding to be a complete discussion of all potential risks or uncertainties.

References

[1] U.S. Centers for Disease Control and Prevention (CDC). Arthritis Related Statistics. Available at: http://www.cdc.gov/arthritis/data_statistics/arthritis_related_statistics.htm. Accessed on October 17, 2007.

[2] National Institute of Arthritis Musculoskeletal and Skin Diseases (NIAMS), National Institutes of Health, U.S. Department of Health and Human Services. Handout on Health: Osteoarthritis. Available at: http://www.niams.nih.gov/health_info/Osteoarthritis/default.asp. Accessed on October 17, 2007.

[3] Arthritis Foundation. Available at: www.arthritis.org. Accessed on October 17, 2007.

[4] U.S. Centers for Disease Control and Prevention (CDC). [CDC (2007) Update: National and State Medical Expenditures and Lost Earnings Attributable to Arthritis and Other Rheumatic Conditions-United States, 2003. MMWR Morb Mortal Wkly Rep, 56(01):4-7].

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